EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-197733 on Form N-1A of our reports dated December 18, 2020, relating to the financial statements and financial highlights of Eaton Vance Global Income Builder NextShares, one of the funds constituting Eaton Vance Nextshares Trust (the “Trust”), and Global Income Builder Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2021